Exhibit 4.4

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 30, 2010, among Dominion Exploration & Production, Inc., a Delaware corporation (“DEPI”), Dominion Reserves, Inc., a Virginia corporation (“Reserves”), Dominion Coalbed Methane, Inc., a Delaware corporation (“DCM”), Dominion Appalachian Development, LLC, a Virginia limited liability company (“DAD”), and Dominion Appalachian Development Properties, LLC, a Virginia limited liability company (“DADP” and, collectively with DEPI, Reserves, DCM and DAD, the “New Subsidiary Guarantors”), each a subsidiary of CONSOL Energy Inc. (or its successor) (the “Company”), CONSOL ENERGY INC., a Delaware corporation, on behalf of itself and the Subsidiary Guarantors (the “Existing Subsidiary Guarantors”) under the Indenture referred to below, and THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS the Company, has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of April 1, 2010, providing for the issuance of 8.00% Senior Notes Due 2017 (the “Securities”);

WHEREAS Section 4.13 of the Indenture provides that under certain circumstances the Company is required to cause the New Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall unconditionally guarantee all of the Company’s obligations under the Securities pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein;

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and Existing Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture;

WHEREAS on the date hereof applications have been filed with the Secretary of State of the State of Delaware to change the names of DEPI and DCM, respectively, which, upon acceptance by the Secretary of State of the State of Delaware, will change the names of DEPI and DCM to CONSOL Gas Company and CONSOL Gas Coalbed Methane Inc., respectively; and

WHEREAS on the date hereof applications have been filed with the Secretary of the Commonwealth of the Commonwealth of Virginia to change the names of Reserves, DAD and DADP, respectively, which, upon acceptance by the Secretary of the Commonwealth of the Commonwealth of Virginia will change the names of Reserves, DAD and DADP to CONSOL Gas Reserves Inc., CONSOL Gas Appalachian Development LLC and CONSOL Gas Appalachian Development Properties LLC, respectively.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Company, the Existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1. Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) For all purposes of this Supplement, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplement refer to this Supplement as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Subsidiary Guarantors hereby agree, jointly and severally with all other Subsidiary Guarantors, to guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NEW SUBSIDIARY GUARANTORS:

Dominion Exploration & Production, Inc., to be renamed CONSOL Gas Company;

Dominion Reserves, Inc., to be renamed CONSOL Gas Reserves Inc.;

Dominion Coalbed Methane, Inc., to be renamed CONSOL Gas Coalbed Methane Inc.;

Dominion Appalachian Development, LLC, to be renamed CONSOL Gas Appalachian Development LLC; and

Dominion Appalachian Development Properties, LLC, to be renamed CONSOL Gas Appalachian Development Properties LLC

by:	/s/ Stephen W. Johnson
Name: Stephen W. Johnson
Title: Senior Vice President and General Counsel of each of the New Subsidiary Guarantors listed above

CONSOL ENERGY INC., on behalf of itself and the Existing Subsidiary Guarantors,

by:	/s/ Stephen W. Johnson
Name: Stephen W. Johnson
Title: Senior Vice President and General Counsel of CONSOL Energy Inc. and Authorized Signatory of each Existing Subsidiary Guarantor

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee,

by:	/s/ Warren A. Goshine
Name: Warren A. Goshine
Title: Vice President